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                                                                    Exhibit 23.2

                      Consent of Independent Accountants
                      ----------------------------------

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Baxter International Inc. of our report dated February 16, 2000 relating to the financial statements, which appears in the Annual Report to Stockholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1999. We also consent to the incorporation by reference of our report dated February 16, 2000 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Chicago, Illinois
May 9, 2000